Exhibit 5.1

[WESTERN ALLIANCE LETTERHEAD]

October 27, 2011

Board of Directors

Western Alliance Bancorporation

One E. Washington Street, Suite 1400

Phoenix, Arizona 85004

Ladies and Gentlemen:

I have acted as counsel for Western Alliance Bancorporation, a Nevada corporation (the “Company”), in connection with its filing of a registration statement on Form S-3 (which, together with the prospectus and any prospectus supplement relating thereto, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of the securities of the Company that may be offered and sold by the selling securityholders from time to time and on a delayed or continuous basis. This opinion letter is delivered in connection with the proposed resale offering (the “Offering”) of up to 141,000 shares of Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.0001 per share (the “Preferred Stock”), and depositary shares in lieu of fractional shares of the Preferred Stock (the “Depositary Shares). The Preferred Stock was originally issued by the Company pursuant to that certain Small Business Lending Fund – Stock Purchase Agreement dated as of September 27, 2011 (the “Purchase Agreement”), by and between the Company and the Secretary of the Treasury (“Treasury”). The Depositary Shares may be resold in lieu of whole shares of the Preferred Stock in the event Treasury requests that the Preferred Stock be deposited with a depositary under a depositary arrangement entered into in accordance with the terms of the Purchase Agreement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5) under the Securities Act, in connection with the Registration Statement.

For purposes of this opinion letter, I have examined copies of such agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed (the “Documents”).

In my examination of the Documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including facsimile copies). As to all statements of fact made in the Documents, I have not independently established the facts so relied on and I have not made any investigation or inquiry other than my examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Nevada Corporations Law, Nevada Revised Statutes, Chapter 78, as amended. I express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Nevada Corporation Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

Board of Directors

Western Alliance Bancorporation

October 27, 2011

Based upon, subject to and limited by the foregoing, I am of the opinion that:

(1)	the shares of Preferred Stock have been duly authorized and are validly issued, fully paid, and nonassessable; and

(2)	with respect to any Depositary Shares that may be issued, when: (a) the related deposit agreement has been duly authorized and validly executed and delivered by the Company and by an entity appointed by the Company as depositary (the “Depositary”) deemed acceptable to Treasury in accordance with the Purchase Agreement and meeting the qualifications stated in the related deposit agreement; (b) the terms of the Depositary Shares and of the issuance and sale thereof have been established so as not to violate any applicable law or the Company’s articles of incorporation or bylaws, each as then in effect, or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirements or restrictions imposed by any court, regulatory authority or other governmental body having jurisdiction over the Company; (c) the related shares of Preferred Stock have been deposited with the Depositary; and (d) the depositary receipts representing the Depositary Shares have been duly executed, authenticated, countersigned, registered and issued, sold and delivered in the manner and for the consideration stated in the applicable deposit agreement and the applicable definitive purchase, underwriting or similar agreement, and upon payment of the consideration therefor provided for therein, the Depositary Shares will be validly issued, fully paid and non-assessable.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the opinion expressed above is also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Randall S. Theisen, Esq.
Randall S. Theisen, Esq. Senior Vice President and General Counsel